UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2018 (July 17, 2018)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)
345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)
(212) 454-6260
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement

As previously reported, on June 1, 2018, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with The Realty Associates Fund VIII, L.P., a Delaware limited partnership (the “Seller”), which was amended on June 11, June 18 and June 25, 2018 via amendments to the Purchase Agreement (the "Amendments"). Seller is not affiliated with the Company, RREEF America or any of their respective affiliates. On June 27, 2018, pursuant to the Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT Hialeah I, LLC, RPT Hialeah II, LLC, and RPT Palmetto Lakes, LLC, (collectively, the “Buyer Entities”) each of which is a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement and Amendments to the Company, through the Buyer Entities.

Pursuant to the terms of the Purchase Agreement and Amendments, the Company agreed to purchase real property comprised of three warehouse distribution buildings totaling 289,919 square feet across three separate sites totaling 10.71 acres located in Hialeah and Miami Lakes, Florida (the "Properties," and each a "Property") for a gross purchase price of $20.7 million, exclusive of closing costs.

Item 2.01 Completion of Acquisition or Disposition of Assets

On July 17, 2018, the Company completed the acquisition of the Properties from the Seller. The Company funded the acquisition with a $19,900,000 borrowing from the the Company's secured revolving credit facility with Wells Fargo N.A. (the "Credit Facility"). Of the $19,900,000 borrowed, approximately $9,642,000 is from existing borrowing capacity on previously acquired properties, while approximately $10,258,000 is allocated to the Properties. The Credit Facility bears interest at a variable per annum rate equal to the one-month LIBOR rate plus 1.60%, payable monthly, which equated to approximately 3.7% at the time of acquisition for these borrowings. With these borrowings, the Company's eleven properties, including two properties that are not borrowers under the Credit Facility, have a combined loan-to-cost ratio of approximately 54.7%, and the Company has an overall loan-to-value ratio of approximately 46.4%.

The Properties consists of three warehouse distribution buildings: one 182,919 square foot industrial property located in Miami Lakes ("Palmetto Lakes Distribution”), and two industrial properties that are 57,000 square feet and 50,000 square feet located in Hialeah (“Hialeah I” and “Hialeah II,” respectively). Each Property has an urban, in-fill location within established industrial submarkets in Miami. Palmetto Lakes Distribution is located just north of the Miami-Opa Locka Executive Airport and less than one mile from the Palmetto Expressway, allowing for connectivity to the rest of Miami-Dade County to the south and Broward County to the north. Hialeah I & Hialeah II are located 5 miles from Miami International Airport and 8 miles from Port Miami, providing tenants with direct access to these major port and air cargo hubs. Each Property is fully occupied by one tenant, with a weighted average lease term remaining across the Properties of four years.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Properties at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before October 2, 2018, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement of Purchase and Sale, dated June 1, 2018, by and between The Realty Associates Fund VIII, L.P. and RREEF America L.L.C.
10.2	First Amendment to Agreement of Purchase and Sale, dated June 11, 2018, by and between The Realty Associates Fund VIII, L.P. and RREEF America L.L.C.
10.3	Second Amendment to Agreement of Purchase and Sale, dated June 18, 2018, by and between The Realty Associates Fund VIII, L.P. and RREEF America L.L.C.
10.4	Third Amendment to Agreement of Purchase and Sale, dated June 25, 2018, by and between The Realty Associates Fund VIII, L.P. and RREEF America, L.L.C.
10.5	Assignment and Assumption of Agreement of Sale and Purchase, dated June 27, 2018, by and between RREEF America L.L.C. and RPT Palmetto Lakes, LLC, RPT Hialeah I LLOC and RPT Hialeah II, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: July 17, 2018